Exhibit 4.4

5E Advanced Materials, Inc. (the Company)

Offer and Acceptance of Option Award

Dated: [MONTH XX, 2022]

The issuance of this option award fulfils clause 3.1(b) of that certain Option Issue Deed entered into by the undersigned and American Pacific Borates Limited. The Options entitle the holder to subscribe for common fully paid shares in the capital of the Company on the following terms and conditions:

[NAME] is awarded [QUANTITY] options of common shares in the Company.

The Options entitle the holder to subscribe for common fully paid shares in the capital of the Company on the following terms and conditions:

1.	The Options will expire at 5.00pm PST on [EXPIRATION DATE] (Expiry Date). Any Option not exercised before the Expiry Date will automatically lapse on the Expiry Date.

2.

Each Option gives the Option holder the right to subscribe for one common share in the Company. To obtain the right given by each Option, the Option holder must exercise the Options in accordance with the terms and conditions of the Options.

3.	The exercise price payable upon exercise of each Option will be [$XX.XX] (Exercise Price).

4.	The Options shall vest as follows:

5.	Once the Options have vested, they are exercisable, and the Options may be exercised at any time prior to the Expiry Date.

6.	An Option holder may exercise their Options by lodging with the Company, before the Expiry Date:

a)	a written notice of exercise of Options specifying the number of Options being exercised (Exercise Notice); and

b)	a check or electronic funds transfer for the Exercise Price for the number of Options being exercised;

7.	An Exercise Notice is only effective when the Company has received the full amount of the Exercise Price in cleared funds.

8.

Within 10 Business Days of receipt of the Exercise Notice accompanied by the funds constituting the Exercise Price, the Company will allot and issue the number of common shares required under these terms and conditions in respect of the number of Options specified in the Exercise Notice.

9.	All common shares allotted upon the exercise of the Options will, upon allotment, rank pari passu in all respects with other common shares of the Company.

10.

In the event of any reorganisation (including consolidation, sub-division, reduction or return) of the issued capital of the Company before the expiry of any Options, the number of Options to which an Option holder is entitled or the Exercise Price of the Options or both will be reconstructed (as appropriate) in accordance with standard practice so as to ensure that said reorganisation is neither advantageous nor disadvantageous to the Option holder.

11.

There are no participating rights or entitlements inherent in the Options and option holders will not be entitled to participate in new issues of shares offered to shareholders of the Company during the term of the Options.

12.	If the Company makes a rights issue (other than a bonus issue), the exercise price of options on issue will be reduced according to the following formula:

A = O – E [P – (S + D)]

            (N + 1)

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Where:

A	=	the new exercise price of the option;
O	=	the old exercise price of the option;
E	=	the number of underlying common shares into which one option is exercisable;
P	=	the average closing sale price per common share (weighted by reference to volume) recorded on the stock market of Nasdaq during the five trading days immediately preceding the ex-rights date or ex entitlements date (excluding special crossings and overnight sales and exchange traded option exercises);
S	=	the subscription price for a security under the pro rata issue;
D	=	the dividend due but not yet paid on existing underlying securities (except those to be issued under the pro rata issue); and
N	=	the number of securities with rights or entitlements that must be held to receive a right to one new security.

13.	If, during the currency of the options the issued capital of the Company is reorganised, those options will be reorganised to the extent necessary as if to comply with ASX Listing Rules.

14.	Options are transferrable.

15.

Taxation: You are encouraged to seek your own advice in order to determine the local state taxation law and implications from the granting of these options. Please note that when any resultant shares are issued to you they could create a taxation liability, and we encourage you to take your own financial advice on the taxable nature if shares are issued.

16.

In the event of a change in control of the Company where the options are not assumed, substituted or replaced by the acquirer with an equivalent incentive award, the vesting of any unvested Options shall accelerate in full in connection with the change of control.

I apply for options to acquire [QUANTITY] common shares in the capital of 5E Advanced Materials, Inc. on the terms and conditions above.

Terms Accepted by:	SIGNED BY

5E Advanced Materials Inc.

[Name]	[Name]

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